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                                                                     EXHIBIT 3.1

 CERTIFICATE OF AMENDMENT TO THE ARTICLES OF INCORPORATION OF CORDIA CORPORATION

         Pursuant to the provisions of Section 78.385 of the Nevada Revised Statutes, Cordia Corporation, a Nevada corporation (the "Corporation") hereby certifies that:

     1. The name of the corporation is Cordia Corporation

     2. The following amendments to the Articles of Incorporation of the Corporation were adopted and approved by at least a majority of the voting power of the Corporation at its Annual Meeting of the Shareholders held on May 28, 2002 (the "Annual Meeting"). At the Annual Meeting, 29,923,363 shares of the Corporation's common stock, par value $.001 (the "Common Stock"), were voted in favor of the amendment to Article IV, 15,326 shares of Common Stock were voted against the amendment to Article IV and 650 shares of Common Stock abstained from voting on the amendment to Article IV. The shares of capital stock of the Corporation outstanding and entitled to vote at the Annual Meeting consisted of 27,454,009 shares of Common Stock.

     3. Article IV of the Articles of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

                                   ARTICLE IV

                                AUTHORIZED SHARES

The Corporation is authorized to issue a total of 105,000,000 shares, consisting of 5,000,000 shares of preferred stock having a par value of $0.001 per share (hereinafter referred to as "Preferred Stock") and 100,000,000 shares of common stock having a par value of $0.001 per shares (hereinafter referred to as "Common Stock"). Shares of any class of stock may be issued, without stockholder action, from time to time in one or more series as may from time to time be determined by the board of directors. The board of directors of this Corporation is hereby expressly granted authority, without stockholder action, and within the limits set forth in the Nevada Revised Statutes, to:

     (a) designate in whole or in part, the powers, preferences, limitations, and relative rights, of any class of shares before the issuance of any shares of that class;

     (b) create one or more series within a class of shares, fix the number of shares of each such series, and designate, in whole or part, the powers, preferences, limitations, and relative rights of the series, all before the issuance of any shares of that series;

     (c) alter or revoke the powers, preferences, limitations, and relative rights granted to or imposed upon any wholly unissued class of shares or any wholly unissued series of any class of shares; or

     (d) increase or decrease the number of shares constituting any series, the number of shares of which was originally fixed by the board of directors, either before or after the issuance of shares of the series; provided that, the number may not be decreased below the number of shares of the series then outstanding, or increased above the total number of authorized shares of the applicable class of shares available for designation as a part of the series.

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The allocation between the classes, or among the series of each class, of unlimited voting rights and the right to receive the net assets of the Corporation upon dissolution, shall be designated by the board of directors. All rights accruing to the outstanding shares of the Corporation not expressly provided for to the contrary herein or in the Corporation's bylaws or in an amendment hereto or thereto shall be vested in the Common Stock. Accordingly, unless and until otherwise designated by the board of directors of the Corporation, and subject to any superior right as so designated, the Common Stock shall have unlimited voting right and be entitled to receive the net assets of the Corporation upon dissolution.

         The authority to issue the Preferred Stock shall be vested in the board of directors. Furthermore, the board of directors is vested with the authority to fix and determine the powers, qualifications, limitations, restrictions, designations, rights, preferences, or other variations of each class or series within each class, which the Corporation is authorized to issue. The above-described authority of the board of directors to fix and determine may be exercised by corporate resolution from time to time as the board of directors sees fit.


On the date that this Certificate of Amendment is filed with the Secretary of State of the State of Nevada (the "Effective Date"), every five (5) shares of Common Stock of the Corporation issued and outstanding at the close of business on the Effective Date (the "Old Shares") will automatically be converted into one share of common stock, par value $.001 per share (the "New Shares") of the Corporation. No fractional shares will be issued and, in lieu thereof, each holder of Common Stock whose aggregate shares of Old Shares held in one name or account immediately prior to the Effective Date are fewer than five (5) shares or not evenly divisible by five (5) shall receive one full share of New Shares in exchange for such fractional share.

Except as amended by this Certificate of Amendment, the Articles of Incorporation of the Corporation shall remain in full force and effect.

                           [Signature page to follow.]



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IN WITNESS WHEREOF, the undersigned President and Secretary of Cordia
Corporation have executed this Certificate of Amendment on June 6, 2002 at Ridgefield, Connecticut.

                                         CORDIA CORPORATION

                                         By: /s/ Craig Gironda
                                             -----------------------------------
                                             Craig Gironda, President


                                         By: /s/ Wesly Minella
                                             -----------------------------------
                                             Wesly Minella, Secretary



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